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Regeneron Pharmaceuticals, Inc.

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On May 17, 2023, Regeneron Pharmaceuticals, Inc. submitted the following letter to Institutional Shareholder Services Inc. and Glass, Lewis & Co.

REGENERON PHARMACEUTICALS, INC.
777 Old Saw Mill River Road
Tarrytown, New York 10591-6707

Institutional Shareholder Services Inc.

Glass, Lewis & Co.

May 17, 2023

Re:        2023 Annual Meeting of Shareholders of Regeneron Pharmaceuticals, Inc.

Ladies and Gentlemen:

In connection with your review of the matters to be voted on at the 2023 Annual Shareholder Meeting (the “2023 Annual Meeting”) of Regeneron Pharmaceuticals, Inc. (“Regeneron” or the “Company”), we wanted to draw your attention to the matters discussed below. We believe these considerations are important for purposes of your analysis, as well as the 2023 Annual Meeting research reports and director nominee voting recommendations to be issued by your respective organizations.

1.	Over 85% of the Votes to Be Cast at the 2023 Annual Meeting Are Controlled by Regeneron’s Public Shareholders, Who Are Afforded Important Rights Ensuring Protection of Their Interests

As described in the 2023 Proxy Statement, while Regeneron has dual-class stock, no new shares of Class A stock have been issued since our IPO in 1991, and the number of shares of Class A stock outstanding has been steadily decreasing since that time, from 10.9 million to 1.8 million as of the record date for the 2023 Annual Meeting.  At the time of Regeneron’s IPO, outstanding shares of Class A stock represented approximately 95% of total shareholder votes. As of the record date of the 2023 Annual Meeting, outstanding shares of Class A stock represented only approximately 14% of total shareholder votes. The voting rights granted holders of Class A stock cannot be unilaterally changed by Regeneron’s Board of Directors (the “Board”) or a vote of the holders of common stock; such rights may be amended only with the affirmative vote of holders of the majority of the shares of Class A stock. Further, Regeneron’s capital structure, charter documents, and corporate governance policies and practices encompass important safeguards to ensure that holders of common stock are heard and their rights as shareholders are protected:

Institutional Shareholder Services Inc.

Glass, Lewis & Co.

May 17, 2023

•	high percentage (over 85%) of total shareholder votes held by the holders of common stock;

•	mandatory, automatic conversion of the Class A stock into common stock upon transfer to persons other than a limited category of “permitted transferees,” with any Class A stock received by Regeneron required to be cancelled and not allowed to be reissued (thereby ensuring continued reduction in the number of shares of Class A stock outstanding);

•	shareholder-friendly by-law provisions such as majority voting in the election of directors and the shareholders’ right to call a special shareholder meeting upon the written request of at least 25% of the total number of votes entitled to be cast;

•	Regeneron’s dedication to sound corporate governance principles and practices, as demonstrated by responsiveness to shareholder feedback over the last ten years;

•	long-standing, robust shareholder engagement program; and

•	Regeneron’s strong commitment to both long-term sustainability and shareholder value creation.

2.	Board Leadership Succession and Active Search for a New Female Director

As the Company recently announced, P. Roy Vagelos, M.D., the current Chair of the Board, will not stand for re-election at the 2023 Annual Meeting. As a result, following the 2023 Annual Meeting the Board is expected to be comprised of 12 members, 3 of whom are women.  The Board and the Corporate Governance and Compliance Committee of the Board are actively searching for a new female director, with the goal of advancing a new female director candidate within the next year.  With this addition, the Board is expected to be comprised of 13 members, 4 (or 31%) of whom will be women.

Institutional Shareholder Services Inc.

Glass, Lewis & Co.

May 17, 2023

Current Gender Diversity of the Regeneron Board

Expected Future Gender Diversity of the Regeneron Board

Both the current and expected future composition of the Board reflects the Board’s commitment to ensuring diversity of thought, experience, attributes, and background. This commitment is demonstrated not only by the Board’s current and expected future female representation as discussed above, but also by the fact that 4 of the Board’s existing members are racially or ethnically diverse (African American – 1, Asian – 2, Middle Eastern/Arab American – 1). As disclosed in the 2023 Proxy Statement, following the 2023 Annual Meeting the Board is expected to include 5 directors (comprising 42% of the total number of directors) that are diverse by gender and/or race/ethnicity.

Institutional Shareholder Services Inc.

Glass, Lewis & Co.

May 17, 2023

* * *

Based on the above, we encourage you to recommend for the election of all of the director nominees on the ballot at the 2023 Annual Meeting. We would be happy to discuss these matters further should you find that helpful for your review and analysis.

Respectfully,

Joseph J. LaRosa
Executive Vice President, General Counsel and Secretary